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                                                                     Exhibit 5.1



                          Jones, Day, Reavis & Pogue
                             901 Lakeside Avenue
                            Cleveland, Ohio 44114



                              September 26, 2001


Forest City Enterprises, Inc.
50 Public Square
Cleveland, Ohio  44113

Re: 2,600,000 Shares of Class A Common Stock, par value $0.33 1/3 per share, to be Offered Through Underwriters

Ladies and Gentlemen:

         We are acting as counsel for Forest City Enterprises, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale of 2,600,000 shares of Class A Common Stock, par value $0.33 1/3 per share, of the

Company (the "Shares") in accordance with the Pricing Agreement, dated September 24, 2001, (the "Pricing Agreement") by and among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and McDonald Investments Inc., a KeyCorp Company, (collectively the "Underwriters"), and the Underwriting Agreement, dated May 14, 1997 (the "Underwriting Agreement"), by and among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation and McDonald & Company Securities, Inc.

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement and the Pricing Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to the General Corporation Law of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Ohio or any other jurisdiction.

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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Current Report on Form 8-K in order to supplement the Registration Statement No. 333-41437 on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act") and to the reference to us under the caption "Validity of Class A Common Stock" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                              Very truly yours,

                                                  /s/ Jones, Day, Reavis & Pogue